                             USA TECHNOLOGIES, INC.
                                200 PLANT AVENUE
                            WAYNE, PENNSYLVANIA 19087



                                November 10, 1999



Mr. Robert G. McGarrah
c/o USA Technologies, Inc.
200 Plant Avenue
Wayne, PA 19087


Dear Bob:

         This is to acknowledge and confirm the following terms of our Consulting Agreement. The term of this agreement shall be for a six month period, from August 1, 1999 through January 31, 2000.

         (1) During the term hereof, you shall provide such business consulting services to the Company as shall be requested from time to time by the Company.

         (2) It is understood and agreed that none of the services to be rendered by you on behalf of the Company shall be in connection with the offer or sale of any securities of the Company in a capital raising transaction or directly or indirectly promoting or maintaining a market for the Company's securities.

         (3) Compensation

             (a) The Company shall issue to you in your individual name, in full payment for the consulting services to be rendered by you a total of 10,000 shares of fully vested, nonassessable, free trading Common Stock of the

Company. Upon the effective date of the registration statement described in Paragraph 3(b) below, the Company shall issue such stock to you. This issuance of the Company's stock shall be the only consideration that you are entitled to under this Consulting Agreement.

             (b) Promptly after the date of this Consulting Agreement, the Company will cause a registration statement on Form S-8 to be filed with the Securities and Exchange Commission for the purpose of registering 10,000 shares of Common Stock of the Company issuable to you pursuant to Paragraph 3(a) above.

         (4) You also hereby represent that you are not prohibited from entering into this Consulting Agreement or from performing your obligations hereunder by any law, regulation, contract, decree, order or agreement.

         (5) You and the Company hereby acknowledge that you are an independent contractor. In this regard, you shall not hold yourself out as, nor shall you take any action from which others might infer that you are a partner, agent or joint venturer of the Company.

         (6) You will not directly or indirectly disclose to any other person, firm or corporation, nor use for your own benefit during or after the term of this Consulting Agreement, any trade secrets or other information designated as confidential by the Company which is acquired by you in the course of performing services hereunder. Trade secrets can include, but are not limited to, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans, information concerning the filing or pendency of patent applications and information concerning the issuance of any securities of the Company. You hereby agree that all inventions, technology, software, or developments made by or developed by you in whole or in part, shall be considered work made for hire and the sole property of the Company and you shall not have any right, title or interest thereto whatsoever. The foregoing shall cover all derivative works thereto.

         (7) This Consulting Agreement sets forth the entire understanding of the parties relating to the subject matter hereof; provided however, that nothing herein shall affect or modify the Non-Disclosure and Non-Competition Agreement previously entered into between you and the Company, and such agreement shall remain in full force and effect in accordance with its terms, and supersedes and cancels any prior communications, understandings and agreements between the parties. This Consulting Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties.

         (8) This Consulting Agreement shall be governed by the laws of the Commonwealth of Pennsylvania. Any dispute arising out of this Consulting Agreement shall be adjudicated in the courts of the Commonwealth of Pennsylvania or in the federal courts located within the Commonwealth of Pennsylvania.

         Please indicate your acceptance of the terms of this Consulting Agreement by signing below where indicated and returning it to me.


                                                       USA TECHNOLOGIES, INC.



                                              By:      /s/ Stephen P. Herbert
                                                       -------------------------
                                                       Stephen P. Herbert,
                                                       President

ACCEPTED:


    /s/ Robert McGarrah
    -------------------
    Robert McGarrah